Execution Version

Exhibit 10.1

TERMINATION AND TRANSITION AGREEMENT

TERMINATION AND TRANSITION AGREEMENT, dated as of August 13, 2020 (this “Agreement”), by and among Front Yard Residential Corporation, a Maryland corporation (the “Company”), Front Yard Residential, L.P., a Delaware limited partnership (“FYR LP”), and Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (the “Manager”).

WHEREAS, the Company, FYR LP, and the Manager are parties to that certain Amended and Restated Asset Management Agreement, dated as of May 7, 2019 (the “AMA”); and

WHEREAS, the Company and FYR LP, on the one hand, and the Manager, on the other hand, desire to terminate the AMA in accordance with the terms set forth in this Agreement, notwithstanding anything to the contrary contained in the AMA.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Definitions. Unless otherwise specifically defined in this Agreement, each capitalized term used but not defined in this Agreement shall have the meaning assigned to such term in the AMA.

ARTICLE II

TERMINATION

Section 2.1.    Termination of AMA. Effective on the date (the “Termination Date”) that the Company and the Manager, each acting in good faith, mutually agree in writing that the transition plan set forth in Exhibit A hereto (the “Transition Plan”) has been satisfactorily completed, which shall occur no later than February 9, 2021, and without further action of any party hereto, the AMA shall be terminated in its entirety; provided, that notwithstanding anything to the contrary in this Agreement or the AMA, the only provisions of the AMA that will survive the termination of the AMA are the confidentiality provisions of Section 5 of the AMA, which will remain in full force and effect for one year following the Termination Date. The termination of the AMA, once effective in accordance with the terms hereof, shall be irrevocable.

Section 2.2.    Payment of Termination Fee.

(a)    In connection with the termination of the AMA, the Company shall pay, or cause to be paid, to the Manager the following (collectively, the “Termination Fee”):

Amount	Date Payable	Form of Payment
$15,000,000	Within two (2) Business Days of the date hereof	Cash
$15,000,000	On the Termination Date	Cash
$16,000,000	On the Termination Date	Cash or Common Stock, at the election of the Company (in the case of Common Stock, to be calculated as set forth in Section 2.6(b))

Any portion of the Termination Fee payable in cash shall be paid by wire transfer in immediately available U.S. federal funds, to the account designated by the Manager in writing on Exhibit B hereto.

Section 2.3.    Management Fees. Until the Termination Date, the Company shall continue to pay the Manager a Base Management Fee in accordance with the AMA in an amount equal to $3,584,000 per calendar quarter and, for any partial calendar quarter during such period, a pro rata portion thereof; provided, that if the Company delivers to the Manager written notice confirming that the Transition Plan has been satisfactorily completed, but the Termination Date does not occur within two (2) Business Days of the date of delivery of such written notice in accordance with Section 2.1, the Base Management Fee (and for the avoidance of doubt, any Incentive Fee or other fee under the AMA) shall cease to be payable by the Company to the Manager for any period from and after the date of delivery of such written notice to the Manager. There shall be no Incentive Fee due or payable to the Manager under any circumstances, unless earned by the Manager in the period between the date hereof and the Termination Date.

Section 2.4.    Payment of Accrued Amounts. On the Termination Date, the Manager shall deliver to the board of directors of the Company (the “Board”) a full accounting, including a statement showing all payments collected by the Manager and a statement of all money held by the Manager, in substantially the same form as previously furnished by the Manager to the Board, covering the period following the date of the last accounting furnished to the Board with respect to the Company and its Subsidiaries and a date no earlier than three (3) Business Days before the Termination Date. Within three (3) Business Days of the Termination Date, the Manager shall deliver to the Board in substantially the same form as previously furnished by the Manager to the Board, an accounting for the period beginning on the last day covered by the accounting pursuant to the previous sentence and ending on the Termination Date. The Manager shall pay over to the Company or any Subsidiary all money collected and held for the account of the Company or any of its Subsidiaries pursuant to the AMA.

Section 2.5.    Transition Plan.

(a)    The Manager shall promptly take, or cause to be taken, all actions set forth in the Transition Plan as set forth therein that are within the control of the Manager and its Affiliates, and any other actions reasonably necessary or requested by the Company to complete and carry out fully the purposes of the Transition Plan, including the execution and delivery of any certificates, agreements, instruments and other documents reasonably necessary to consummate, implement or give effect to the Transition Plan as reasonably determined by the Company.

(b)    Pursuant to the Transition Plan and for no additional consideration other than as provided in Section 2.5(c), on the Termination Date, (i) the Manager shall (and, to the extent that any Affiliate of Manager owns the same, shall cause such Affiliate to) sell, assign, convey, transfer and deliver to the Company, free and clear of any liens and encumbrances, the assets set forth on Schedule A(3)(a) of the Transition Plan (the “Transferred Assets”), at the election of the Company, pursuant to one or more stock purchase or similar agreements, deeds, bills of sale, assignments of intellectual property, assignments of leases, assignment and assumption agreements, or similar instruments, in each case, as reasonably requested by the Company and in form and substance mutually acceptable to the parties hereto, and (ii) the Company shall assume all of the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” shall mean any and all liabilities relating to or arising out of the Transferred Assets and which result from acts or omissions (other than those caused by the Manager or its Affiliates) occurring after the Termination Date. The Manager shall be responsible for, and shall indemnify the Company Indemnified Parties (as defined below) from, all liabilities relating to or arising out of the Transferred Assets that are not Assumed Liabilities (such liabilities, the “Retained Liabilities”).

(c)    In connection with the transfer of the Transferred Assets, the Company shall pay, or cause to be paid to the Manager the following (collectively, the “Purchase Price”): (i) $3,200,000 in cash within two (2) Business Days of the date hereof and (ii) $5,000,000 in cash or Common Stock (in the case of Common Stock, to be calculated as set forth in Section 2.6(b)), at the election of the Company, on the Termination Date. Any portion of the Purchase Price payable in cash shall be paid by wire transfer in immediately available U.S. federal funds, to the account designated by the Manager in writing on Exhibit B hereto.

(d)    In the event that, within one (1) year after the Termination Date, the Company or the Manager determines that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any asset (including the Transferred Assets as well as any rents, revenues, tax refunds or other income or proceeds from the Company’s or any of its Subsidiaries’ assets) that is the property of or has otherwise been allocated to the other party in accordance with this Agreement, such party shall, or shall cause its Affiliates to, as applicable, use all commercially reasonable efforts to convey such asset to the party entitled thereto in accordance with this Agreement (and the relevant party will cause such entitled party to accept such asset).

(e)    The Manager shall promptly (and in any event no later than two (2) Business Days after the date of this Agreement) take the actions set forth on Schedule 2.5(e), including (i) reinstating George G. Ellison and N. Robin Lowe from the indefinite administrative leaves that went into effect on June 9, 2020, (ii) reinstating George G. Ellison and N. Robin Lowe in their roles as co-Chief Executive Officer and Chief Financial Officer of Manager, respectively and (iii) reinstating George G. Ellison and N. Robin Lowe’s base compensation from the date of execution of the Termination Agreement retroactively to June 9, 2020, in each case, subject to the terms and conditions set forth on Schedule 2.5(e).

Section 2.6.    Payments in Common Stock; Change in Control.

(a)    Any portion of the Termination Fee or Purchase Price that is payable in Common Stock shall be subject to the following: (i) no amounts shall be payable in Common Stock to the extent the ownership of such Common Stock by the Manager would violate the limit on ownership of Common Stock set forth in the Company’s certificate of incorporation, articles of restatement, articles of amendment, bylaws, or similar governing documents, in each case, as amended, after giving effect to any waiver from such limit that the Board may grant to the Manager in the future, which waiver shall be granted by the Board to the Manager if the Board determines, acting in good faith after consultation with outside counsel, based on representations of the Manager that are customary in the circumstances and acceptable to the Board, that the granting of such waiver would not cause the Company to cease to qualify as a REIT; (ii) the issuance of Common Stock to the Manager shall comply with all applicable restrictions under law and stock exchange regulation; (iii) the Company shall use reasonable best efforts to cause any such shares of Common Stock to be registered for sale under the Securities Act and commercially reasonable efforts to be listed on the NYSE under a supplemental listing application by the Company with the NYSE; and (iv) the Manager may sell or distribute any such Common Stock in the manner that it determines, in its absolute discretion, subject to applicable law and the Company’s trading windows for any period in which the Manager is still performing asset management services for the Company.

(b)    For any portion of the Termination Fee or Purchase Price that is payable in Common Stock pursuant Sections 2.2 and Section 2.5, respectively, the value of each share of Common Stock shall be deemed to be the volume-weighted average share price, as determined by reference to a Bloomberg terminal, of the Common Stock for the five (5) Business Days immediately preceding the date on which such portion is actually paid.

(c)    The Manager agrees that for one (1) year following the Termination Date, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Manager shall take such action as may be required so that all of the shares of Common Stock issued pursuant to this Agreement and beneficially owned, directly or indirectly, by the Manager and its Affiliates at such time and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (ii) against any stockholder nominations for directors which are not approved and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting and (iii) otherwise in accordance with the Board’s recommendation on all proposals properly brought before any meeting of stockholders of the Company. Nothing in this Agreement, including this Section 2.6, shall restrict the Manager or its Affiliates from selling, transferring or otherwise disposing of all or any portion of the shares of Common Stock owned by the Manager or its Affiliates now or in the future, including, without limitation, shares issued pursuant to this Agreement, at any time subject to compliance with applicable laws.

(d)    The Manager agrees that for one (1) year following the Termination Date, for so long as the Manager owns any Common Stock issued pursuant to this Agreement, the Manager shall (to the extent necessary to comply with this Section 2.6) be present, in person or by proxy, at all meetings of the stockholders of the Company so that all Common Stock issued pursuant to this Agreement and beneficially owned by the Manager and its Affiliates at such time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 2.6(c) at such meetings (including at any adjournments or postponements thereof).

(e)    All Common Stock issued pursuant to this Agreement will bear a legend substantially to the following effect, which legend the Company shall take all reasonable actions necessary or appropriate, at the Manager’s sole cost and expense, to remove as of the date such shares are registered for sale with the SEC, including, without limitation, causing any required legal opinions to be issued:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

(f)    Notwithstanding anything to the contrary in this Agreement, in the event the Company consummates a Change in Control (as defined below), all amounts that have yet to be paid (if any) under Section 2.2 and Section 2.5 shall be payable solely in cash and shall be deposited into an escrow account with a nationally recognized financial institution mutually acceptable to the Company and the Manager (the “Escrow Agent”) concurrently with the consummation of the Change in Control (such funds, the “Escrowed Funds”). Each of the Company and the Manager shall enter into an escrow agreement in form and substance reasonably satisfactory to the Company and the Manager prior to the consummation of the Change in Control. The Escrowed Funds shall be released to the Manager on the Termination Date subject to the Manager’s compliance with this Agreement in all respects, including, but not limited to, Section 2.5 and Section 2.9. In the event there is a dispute over Manager’s compliance with the terms of this Agreement, the Escrow Agent shall continue to hold the Escrowed Funds in escrow until such dispute is resolved by mutual agreement of the parties or by an arbitrator in accordance with the terms of this Agreement.

(g)    For purposes of this Agreement, a “Change in Control” means: (x) the date that a reorganization, merger, consolidation, recapitalization, or similar transaction (other than a spinoff, exchange offer or similar transaction to or with the Company’s shareholders made by the Company) is consummated, unless: (A) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Company and (B) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity, (y) the date that any one person, or persons acting as a group, other than an employee benefit plan of the Company or one of its Affiliates, or a trust thereof, or any underwriter, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company, or (z) the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value equal to or more than thirty-five percent (35%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Section 2.7.    Manager Operations.

(a)    Until the Termination Date, the Manager shall, and shall cause its Affiliates to, (i) perform their obligations under the AMA and manage the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, except as otherwise directed by the Board in accordance with the AMA, (ii) comply in all respects with the terms of the AMA, (iii) continue to operate the Transferred Assets in the ordinary course of business consistent with past practice, (iv) make no changes to any of its officers or employees that dedicate at least 50% of their time (such officers and employees, “RESI Personnel”) to providing services to the Company and its Subsidiaries (including, but not limited to, making any changes to the location, job description, responsibilities or compensation (other than bonus compensation for 2020 which will be determined as set forth in Schedule 2.5(e)) of any such existing personnel), in each case, without the prior written consent of the Company, (v) not require that RESI Personnel dedicate time to matters unrelated to the management of the Company and its Subsidiaries that would interfere with such RESI Personnel’s ability to provide substantially the same level of services to the Company and its Subsidiaries as provided by such RESI Personnel prior to the date hereof (as reasonably determined in good faith by the Company after providing prior written notice of its belief of such interference to the Manager and consultation with the Manager) without the prior written consent of the Company, and (vi) refrain from terminating, entering into, amending or modifying any material contract related to the business of the Company and its Subsidiaries without the prior written consent of the Company or as contemplated by the Transition Plan. Notwithstanding the foregoing, if the Termination Date shall not have occurred on or before November 11, 2020 for any reason other than a breach of this Agreement by the Manager, Section 2.7(a)(iv) shall terminate and be of no further force and effect; provided, that prior to the Manager terminating any RESI Personnel on or after November 11, 2020, the Manager shall provide the Company with at least ten (10) days’ written notice (which written notice may be delivered prior to November 11, 2020) of any RESI Personnel that will be so terminated and if the Company agrees in writing to reimburse the Manager for, or otherwise pay, all base compensation and bonus of such RESI Personnel for the period from the date of termination set forth in the written notice (which date shall be no earlier than November 12, 2020) through the Termination Date, the Manager shall not terminate any RESI Personnel where the Company so agreed in writing.

(b)    From the date hereof through the Termination Date, the Manager shall use all commercially reasonable efforts to facilitate the Company’s efforts to solicit and hire each person identified in the Transition Plan as a Prospective Employee (as defined in the Transition Plan) and shall not engage in any action that would impair the Company’s ability to solicit and/or hire such Prospective Employee, including without limitation, offering retention bonuses, increased compensation or other incentives to such Prospective Employees to maintain employment with the Manager or any of its Affiliates, it being understood that if any Prospective Employee does not accept employment with the Company or its Subsidiaries, subject to compliance with this Section 2.7(a) by the Manager, such Prospective Employee may continue to be employed by the Manager or any of its Affiliates. From the date hereof through the Termination Date, the Company and its Subsidiaries shall not solicit and/or hire any Retained Manager Employee (as defined in the Transition Plan); provided, that nothing in this Section 2.7(b) shall prevent the Company or any of its Affiliates from (i) engaging in general solicitation or hiring as a result thereof that is not directed to a Retained Manager Employee, (ii) soliciting for employment or hiring any such employee that has been terminated by the Manager or its Affiliates at least three (3) months prior to any such solicitation or hiring or (iii) soliciting for employment or hiring any such employee in accordance with Section A(2)(c) of the Transition Plan.

(c)    For one (1) year following the Termination Date, the Manager shall not, and shall cause its Affiliates not to (including, jointly or in conjunction with any Person as principal or agent), directly or indirectly, hire or solicit for employment any person who the Company or its Subsidiaries hire in connection with the Transition Plan (each such Person, a “Transferred Employee”) or encourage any such Transferred Employee to leave such employment with the Company or its Subsidiaries; provided, that nothing in this Section 2.7(c) shall prevent the Manager or any of its Affiliates from (i) engaging in general solicitation or hiring as a result thereof that is not directed to any Transferred Employee or (ii) soliciting for employment or hiring any such Transferred Employee that has been terminated by the Company or its Affiliates at least three (3) months prior to any such solicitation or hiring.

(d)    For one (1) year following the Termination Date, the Company shall not, and shall cause its Affiliates not to (including, jointly or in conjunction with any Person as principal or agent), directly or indirectly, hire or solicit for employment any person who is a Retained Manager Employee (as defined in the Transition Plan) or encourage any such Retained Manager Employee to leave such employment with the Manager or its Affiliates; provided, that nothing in this Section 2.7(d) shall prevent the Company or any of its Affiliates from (i) engaging in general solicitation or hiring as a result thereof that is not directed to any Retained Manager Employee or (ii) soliciting for employment or hiring any such Retained Manager Employee that has been terminated by the Manager or its Affiliates at least three (3) months prior to any such solicitation or hiring.

Section 2.8.    Delivery of Books and Records. From the date hereof until the Termination Date, the Manager shall keep and preserve any books and records (whether in physical or electronic form) relevant to the provision of its management and corporate governance services to the Company or any of its Subsidiaries and shall specifically maintain all books and records (whether in physical or electronic form) with respect to the Company’s or any of its Subsidiaries’ portfolio transactions and shall render to the Company such periodic reports as the Board may reasonably request. The Manager agrees that all books and records (whether in physical or electronic form) that it maintains for the Company and its Subsidiaries are the property of the Company and/or each of its Subsidiaries, as the case may be, and will surrender to the Company or such Subsidiary or Subsidiaries, as applicable, any such books and records

(whether in physical or electronic form) within five (5) Business Days of the Termination Date, without retaining any copies thereof except as required by law or regulation and subject to Section 5 of the AMA.

Section 2.9.    Breach.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that the Manager materially breaches this Agreement or the Transition Plan and such material breach remains uncured (to the reasonable satisfaction of the Company) for fifteen (15) days after the Company provides written notice of such material breach, no further amounts will be owed by the Company to the Manager under this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, in the event that the Company or FYR LP fails to make a payment required by Section 2.2 and Section 2.5(c) (subject, in each case, to Section 2.9(a)), the Manager may immediately cease providing any and all services under the AMA, this Agreement and the Transition Plan and the Company will nonetheless remain fully liable for the payment of all amounts under this Agreement in addition to any and all damages.

Section 2.10.    No Other Amounts Payable. For the avoidance of doubt, and notwithstanding anything to the contrary in the AMA, no other amounts (including any Termination Fee, Base Management Fee or Incentive Fee, each as defined in the AMA) shall become due or payable to the Manager after the date hereof other than the fees and payments expressly provided for in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.    Representations and Warranties of the Company and FYR LP. The Company and FYR LP each hereby represents and warrants that (a) it has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby, (b) this Agreement has been duly authorized, executed and delivered by each of the Company and FYR LP and, assuming this Agreement constitutes the valid and binding agreement of the Manager, is the valid and binding obligation of each of the Company and FYR LP, enforceable against each of the Company and FYR LP in accordance with its terms and (c) no consent or approval of any third party, including the holders of shares of the Company, is required for the execution, delivery and performance of this Agreement by either of the Company or FYR LP.

Section 3.2.    Representations and Warranties of the Manager. The Manager hereby represents and warrants that: (a) it has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby, (b) this Agreement has been duly authorized, executed and delivered by the Manager and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement is the valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms and (c) no consent or approval of any third party, including the holders of shares of the Manager, is required for the execution, delivery and performance of this Agreement by the Manager.

ARTICLE IV

RELEASES; COVENANT NOT TO SUE; INDEMNIFICATION

Section 4.1.    Manager Release. Effective as of the Termination Date, the Manager, for itself and, to the maximum extent permitted by law, on behalf of its former, current or future officers, directors, employees, agents, representatives, parents, subsidiaries, Affiliates, managers, vendors and any predecessor heirs, executors, administrators, successors and assigns of any said person or entity, in their capacity as such, and any other person claiming (now or in the future) through or on behalf of any of said person or entities (“Manager Releasing Parties”), hereby unequivocally, fully and irrevocably releases and discharges the Company Related Parties and their respective former or current directors, officers, employees, members, managers, partners, agents or representatives, advisors, attorneys, accountants, insurers, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, in their capacity as such (collectively, “Company Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, in contract or in tort, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to the AMA (including, for the avoidance of doubt, the negotiation thereof and all services provided and other actions or activities undertaken in connection therewith, collectively, the “AMA Matters”) or the transactions or payments contemplated by any of the foregoing, including any claim relating to the termination of the AMA (the “Manager Released Claims”); provided, that for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from (i) its covenants, liabilities and obligations under this Agreement or the transactions contemplated by this Agreement (including the Transition Plan) or (ii) claims related to those provisions of the AMA that expressly survive termination of the AMA in accordance with Section 2.1. For purposes of this Agreement, “Company Related Parties” means the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, controlling Persons, managers, members, directors, officers or employees.

Section 4.2.    Company Release. Effective as of the Termination Date, the Company, for itself and, to the maximum extent permitted by law, on behalf of its former, current or future officers, directors, employees, agents, representatives, parents, Subsidiaries, Affiliates, managers, vendors and any predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, in their capacity as such, and any other person claiming (now or in the future) through or on behalf of any of said person or entities (“Company Releasing Parties” and together with the Manager Releasing Parties, the “Releasing Parties”), hereby unequivocally, fully and irrevocably releases and discharges the Manager Related Parties and their respective former or current directors, officers, employees, members, managers, partners, agents or representatives, advisors, attorneys, accountants, insurers, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, in their capacity as such (collectively, “Manager Released Persons” and together with the Company Released Persons, the “Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, in contract or in tort, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to the AMA (including, for the avoidance of doubt, the AMA Matters) or the transactions or payments contemplated by any of the foregoing, including any claim relating to the termination of the AMA (the “Company Released Claims,” and, together with the Manager Released Claims, the “Released Claims”); provided, that for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from (i) its covenants, liabilities and obligations under this Agreement or the transactions contemplated by this Agreement (including the Transition Plan) or (ii) claims related to those provisions of the AMA that expressly survive termination of the AMA in accordance with Section 2.1. For purposes of this Agreement, the “Manager Related Parties” means the Manager, its subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, controlling Persons, managers, members, directors, officers or, employees.

Section 4.3.    Scope of Release and Discharge.

(a)    The parties, on behalf of the respective Releasing Parties, acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties. It is nonetheless the intent of the parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the parties do not know or suspect to exist in their favor at the time of executing the release, which if known by such parties might have affected such parties’ settlement. With respect to the Released Claims only, the parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of §1542 of the California Civil Code (or any similar, comparable or equivalent provisions), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b)    The parties acknowledge and agree that the inclusion of this Section 4.3 was separately bargained for and is a key element of this Agreement.

Section 4.4.    Covenant Not to Sue. Each of (a) the Company, on behalf of itself and the Company Releasing Parties, and (b) the Manager, on behalf of itself and the Manager Releasing

Parties, covenants not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross claim, or counterclaim. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue. The covenants contained in this Section 4.4 shall become effective on the date hereof and shall survive this Agreement indefinitely regardless of any statute of limitations, but the covenants contained in this Section 4.4 shall terminate automatically if either the Manager or the Company does not comply with the terms of this Agreement.

Section 4.5.    Indemnification.

(a)    From and after the Termination Date, the Manager shall, to the maximum extent permitted by law, indemnify, defend and hold harmless the Company and its Subsidiaries and Affiliates and its and their respective directors, officers, employees, agents, controlling Persons, representatives, administrators, trustees and attorneys and their respective successors and assigns (each, a “Company Indemnified Party”) from and against any and all damages, liabilities, losses, claims, demands, charges, costs and expenses (including reasonably attorneys’ fees) (collectively, “Losses”) paid, suffered or incurred by any Company Indemnified Party to a Third Party, or otherwise asserted by any Third Party against any Company Indemnified Party, in respect of or arising from (whether or not such Loss arose prior to, on or after the Termination Date):

(i) the Retained Liabilities;

(ii) any acts or omissions of a Manager Indemnified Party (as defined below) constituting bad faith, willful misconduct, gross negligence or reckless disregard of any duties of Manager under the AMA;

(iii) the operation or conduct of the business of the Manager (other than to the extent related to or arising from acts or omissions of the Manager performed in compliance with the AMA prior to the Termination Date); and

(iv) any claims by Manager’s (or any of its controlled Affiliate’s) employees relating to or arising out of their employment by Manager (or any such controlled Affiliate).

For purposes of this Agreement, the term “Third Party” shall mean, with respect to any Person, any Person other than such Person and its controlled Affiliates.

(b)    From and after the Termination Date, the Company shall, to the maximum extent permitted by law, indemnify, defend and hold harmless the Manager and its subsidiaries and Affiliates and its and their respective directors, officers, employees, agents, controlling Persons, representatives, administrators, trustees and attorneys and their respective successors and assigns (each, a “Manager Indemnified Party”) from and against any and all Losses paid, suffered or incurred by any Manager Indemnified Party to a Third Party, or otherwise asserted by any Third Party against any Manager Indemnified Party, in respect of or arising from (whether or not such Loss arose prior to, on or after the Termination Date):

(i) the Assumed Liabilities;

(ii) any acts or omissions of such Manager Indemnified Party performed in good faith under the AMA and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of any duties of such Manager Indemnified Party under the AMA;

(iii) the operation or conduct of the business of the Company and its Subsidiaries (other than to the extent related to or arising from acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of any duties of Manager under the AMA); and

(iv) any claims by Transferred Employees relating to or arising out of their employment by the Company (or any controlled Affiliate).

Section 4.6.    Attorneys’ Fees. In the event of any dispute relating to this Agreement, if it is determined that the Manager, on the one hand, or the Company and/or FYR LP, on the other hand, is the prevailing party in such dispute, then the non-prevailing party shall reimburse the prevailing party for all of its reasonable and documented attorney’s fees and disbursements incurred in connection with such dispute.

Section 4.7.    Accord and Satisfaction. This Agreement and the releases reflected herein shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

Section 4.8.    Non-Disparagement. Other than as a party may determine (based on the advice of counsel) is necessary or appropriate to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory proceeding, or deliberations of the Board or the board of directors of the Manager, no party to this Agreement shall make any public statements or any private statements that disparage, denigrate or malign the other parties or the Released Persons concerning the subject matter of this Agreement, the AMA or the business or practices of the other parties hereto.

Section 4.9.    No Adverse Position. Each of the Company, FYR LP and the Company Related Parties (as defined in Section 4.2 hereof) will not take an adverse position to the Manager or any Manager Related Party (as defined in Section 4.1 hereof) or otherwise assist Luxor Capital Group, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Spectrum, LLC, and Thebes Offshore Master Fund, LP (the “AAMC Preferred Stockholder Litigants”) in the actions captioned: Altisource Asset Management Corporation v. Luxor Capital Group et al., Case No. 1:20-cv-013 (D.V.I.) or any similar action commenced against the Manager or any Manager Related Party in the future by the AAMC Preferred Stockholder Litigants (the “Redemption Litigation”); provided, however, that the nothing in this agreement shall prohibit or prevent any of the Company, FYR LP or the Company Related Parties from responding to any subpoena or other legal process or procedure in the Redemption Litigation in any manner that provides factual information or that is otherwise deemed appropriate based on the advice of legal counsel; and provided further, that the Company, FYR LP or the Company Related Party shall give written notice to the Manager no later than five (5) calendar days after receiving any subpoena or other legal process or procedure in any Redemption Litigation.

ARTICLE V

MISCELLANEOUS

Section 5.1.    Public Disclosure. The Manager and the Company shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to this Agreement and any filings with any third party (including any national securities exchange) with respect thereto, except (i) as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE; provided, that the party making such release or announcement shall be required to consult with the other party a reasonable time prior to such release or announcement to allow the other party to comment thereon, (ii) any consultation that would be prohibited as a result of requirements of applicable law, or (iii) any press release or public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 5.1.

Section 5.2.    Admission. This Agreement constitutes the settlement of disputed and possible future claims; it does not and shall not constitute an admission of liability by any of the parties.

Section 5.3.    Modification or Amendment. This Agreement may only be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors (or similar bodies) of the respective parties.

Section 5.4.    Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.5.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.6.    Governing Law; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.9 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR UNDER THE AMA, IN CONTRACT OR IN TORT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

Section 5.7.    Dispute Resolution.

(a)    The parties agree that any and all disputes, claims, disagreements or controversies of any kind (whether in contract, tort or otherwise) arising out of or relating to this Agreement, the transactions and relationships contemplated by this Agreement, and/or the negotiation, validity or performance of this Agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS (“JAMS”) or its successor. The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the Comprehensive Arbitration Rules and Procedures promulgated by JAMS unless specifically modified herein. The arbitrator shall determine the arbitrability of any disputes and the applicability of this Section 5.7, shall be empowered to grant interim and injunctive relief, and shall apply all relevant statutes of limitations. Nothing in the preceding sentence shall limit any party’s right to seek temporary or preliminary injunctive relief in aid of arbitration in a court of competent jurisdiction pursuant to Section 5.8 hereof. The arbitrator shall be a former judge or practicing or retired attorney with at least twenty (20) years’ experience with complex commercial transactions and contracts.

(b)    The parties agree that the arbitration hearing shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto and shall proceed and be completed expeditiously thereafter. If the parties do not agree on an arbitrator, the parties will promptly employ the JAMS procedures for selecting an arbitrator.

(c)    The arbitrator shall have the power to order the production of relevant documents by each party. No other discovery shall be permitted in the absence of extraordinary circumstances as determined by the arbitrator. The arbitrator’s decision and award shall be made and delivered within thirty (30) days of the closing of the arbitration hearing. The arbitrator’s decision shall set forth in writing a summary of the bases for any award of damages or finding of liability. It is the intent of the parties that the arbitration proceed in a manner that is efficient, expeditious and cost-effective.

(d)    The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein or as ordered by the arbitrator. The arbitrator shall award the prevailing party its costs and expenses of the arbitration, including reasonable attorneys’ fees and related fees and expenses. Any party refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 5.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in any court of competent jurisdiction without prior arbitration for the limited purpose of avoiding immediate and irreparable harm in aid of arbitration. The parties agree that the Federal Arbitration Act will apply to the arbitration and any arbitral award.

Section 5.8.    Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement, the transactions and relationships contemplated by this Agreement, and/or the negotiation, validity or performance of this Agreement, and further consents to the exclusive jurisdiction of any federal court located in New York City, or, if such federal court lacks jurisdiction, the New York State Supreme Court, Commercial Division, located in New York City, for the purpose of enforcing the arbitration provisions of Section 5.7 of this Agreement, enforcing any arbitration award and seeking preliminary or temporary injunctive relief to avoid immediate or preliminary irreparable harm in aid of arbitration. Each party further irrevocably waives any objection to proceeding before JAMS or the federal or state courts located in New York City based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS or enforcement proceedings in the federal or state courts of New York City have been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process in accordance with the notice provisions in Section 5.9. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process via Section 5.9 is made for the express benefit of the other parties hereto.

Section 5.9.    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to the Company or FYR LP:

Front Yard Residential Corporation

5100 Tamarind Reef

Christiansted, United States Virgin Islands 00820

Attention:	Michael Lubin
Email:	frontyardresidential@altisourceamc.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Michael J. Aiello
Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com

if to Manager:

Altisource Asset Management Corporation

5100 Tamarind Reef

Christiansted, United States Virgin Islands 00820

Attention:	Stephen Gray
Email:	stephen.gray@altisourceamc.com

with copies to (which shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:	Douglas H. Flaum
Mark S. Opper
Email:	dflaum@goodwinlaw.com
mopper@goodwinlaw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.10.    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. To the extent that there is any conflict or inconsistency between this Agreement and the AMA, the terms of this Agreement shall govern.

Section 5.11.    No Third-Party Beneficiaries. This Agreement is binding upon the parties and their successors and assigns, including successors by operation of law. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and the Released Persons, any rights or remedies hereunder.

Section 5.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.13.    Interpretation. The Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.14.    Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that the Company may assign this Agreement without the consent of the Manager in connection with the consummation of any transaction that constitutes a Change in Control.

Section 5.15.    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other parties, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance, in accordance with Section 5.6 of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.

Section 5.16.     Actions with Respect to the Manager. The Parties acknowledge and agree that all actions taken by, and all decisions with respect to, the Manager under this Agreement and the Transition Plan, shall be made solely by Indroneel Chatterjee, the Manager’s Co-Chief Executive Officer, or in the event that Mr. Chatterjee is unable or unwilling to take such actions or make such decisions, any one of the independent members of the Board of Directors of the Manager may take such actions or make such decisions.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Termination, Separation and Transition Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FRONT YARD RESIDENTIAL CORPORATION

By:	/s/ George G. Ellison
Name: George G. Ellison
Title: Chief Executive Officer

FRONT YARD RESIDENTIAL L.P.

By: Front Yard Residential GP LLC, its general partner

/s/ George G. Ellison
Name: George G. Ellison
Title: Chief Executive Officer

[Signature Page to Termination and Transition Agreement]

ALTISOURCE ASSET MANAGEMENT CORPORATION

By:	/s/ Indroneel Chatterjee
Name: Indroneel Chatterjee
Title: Co-Chief Executive Officer and President

[Signature Page to Termination and Transition Agreement]